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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 17, 1998, with respect to the consolidated financial statements of IQI, Inc. and our report dated January 16, 1998, with respect to the financial statements of InterServ Services Corporation, included in the Registration Statement and related Prospectus of ATC Communications Group, Inc.

    Our audits also included the financial statement schedule of IQI, Inc. listed in Item 21(b). This schedule is the responsibility of IQI's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
May 27, 1998